Exhibit 99.1
November 2, 2021

Prudential Financial, Inc. Announces
Third Quarter 2021 Results

•Net income attributable to Prudential Financial, Inc. of $1.530 billion or $3.90 per Common share versus net income of $1.487 billion or $3.70 per share for the year-ago quarter.
•After-tax adjusted operating income of $1.487 billion or $3.78 per Common share versus $1.238 billion or $3.08 per share for the year-ago quarter.
•Book value per Common share of $160.29 versus $165.75 per share for the year-ago quarter; adjusted book value per Common share of $106.85 versus $94.36 per share for the year-ago quarter.
•Parent company highly liquid assets(1) of $3.8 billion versus $6.1 billion for the year-ago quarter.
•Assets under management of $1.727 trillion versus $1.648 trillion for the year-ago quarter.
•Capital returned to shareholders of $1.326 billion in the quarter, including $875 million of share repurchases and $451 million of dividends, or $1.15 per Common share, representing a 4% yield on adjusted book value, versus $441 million in the year-ago quarter.

Charles Lowrey, Chairman and CEO, commented on results:

“Prudential delivered solid financial results for the third quarter, reflecting our strong investment performance and high demand for the products we have introduced to support our customers as they solve their financial challenges in a changing world.

We also made significant progress executing against our transformation strategy to become a higher growth, less market sensitive and more nimble company by advancing our cost savings program and reaching agreements to sell our Full Service business and a portion of our traditional variable annuities business.

Supported by our rock solid balance sheet, we are maintaining a balanced approach to capital deployment by investing in attractive growth opportunities in our businesses and returning capital to shareholders.

As we look ahead, we remain committed to driving long-term sustainable growth and executing on our strategic priorities, including our recently announced goal to achieve net zero emissions across our primary global home office operations by 2050 and ongoing efforts to improve racial equity on behalf of our customers, employees, investors, and communities.”

NEWARK, N.J. – Prudential Financial, Inc. (NYSE: PRU) today reported third quarter results. Net income attributable to Prudential Financial, Inc. was $1.530 billion ($3.90 per Common share) for the third quarter of 2021, compared to net income of $1.487 billion ($3.70 per Common share) for the third quarter of 2020. After-tax adjusted operating income was $1.487 billion ($3.78 per Common share) for the third quarter of 2021, compared to $1.238 billion ($3.08 per Common share) for the third quarter of 2020.

Consolidated adjusted operating income and adjusted book value are non-GAAP measures. These measures are discussed later in this press release under “Forward-Looking Statements and Non-GAAP Measures” and reconciliations to the most comparable GAAP measures are provided in the tables that accompany this release.
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Prudential Financial, Inc. Third Quarter 2021 Earnings Release	Page 2
RESULTS OF ONGOING OPERATIONS
The Company’s ongoing operations include PGIM, U.S. Businesses, International Businesses, and Corporate & Other. In the following business-level discussion, adjusted operating income refers to pre-tax results.
PGIM
PGIM, the Company’s global investment management business, reported adjusted operating income of $327 million for the third quarter of 2021, compared to $370 million in the year-ago quarter. This reflects record high asset management fees, driven by an increase in average account values, that were more than offset by lower Other Related Revenues, driven by a decrease in seed and co-investment income and incentive fees, as well as higher expenses.
PGIM assets under management of $1.514 trillion, a record high, were up 5% from the year-ago quarter, reflecting market appreciation, positive third-party net flows, private originations, and strong investment performance. Third-party net inflows of $0.3 billion in the current quarter reflect institutional inflows of $0.7 billion, partially offset by $0.4 billion of retail outflows.
U.S. Businesses
U.S. Businesses reported adjusted operating income of $1.090 billion for the third quarter of 2021, compared to $848 million in the year-ago quarter. This increase primarily reflects higher net investment spread results, driven by higher variable investment income, and higher net fee income, driven primarily by equity market appreciation, partially offset by less favorable underwriting results.
Retirement:
•Reported adjusted operating income of $571 million in the current quarter, compared to $347 million in the year-ago quarter. This increase reflects higher net investment spread results, driven by higher variable investment income.

•Account values of $246 billion were up 5% from the year-ago quarter, driven by business growth and market appreciation. Net inflows in the current quarter totaled $3.5 billion, including $5.2 billion of funded pension risk transfer and $1.6 billion of international reinsurance transactions.

Group Insurance:
•Reported a loss, on an adjusted operating income basis, of $135 million in the current quarter, compared to adjusted operating income of $22 million in the year-ago quarter. This decrease primarily reflects less favorable underwriting results in group life and disability driven by COVID-19, and higher expenses, partially offset by higher net investment spread results, driven by higher variable investment income.

•Reported earned premiums, policy charges, and fees of $1.4 billion were up 7% from the year-ago quarter.

Individual Annuities:
•Reported adjusted operating income of $499 million in the current quarter, compared to $408 million in the year-ago quarter. This increase reflects higher fee income, net of distribution expenses and other associated costs, and higher net investment spread results, driven by higher variable investment income.

•Account values of $179 billion were up 9% from the year-ago quarter, reflecting market appreciation, partially offset by net outflows. Gross sales of $1.5 billion in the current quarter reflect the continued success of our FlexGuard Indexed Variable Annuity.

Individual Life:
•Reported adjusted operating income of $210 million in the current quarter, compared to $101 million in the year-ago quarter. This increase reflects higher net investment spread results, driven by higher variable investment income, and lower expenses.

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Prudential Financial, Inc. Third Quarter 2021 Earnings Release	Page 3
•Sales of $189 million in the current quarter were up 10% from the year-ago quarter, driven by higher Variable Life sales, partially offset by lower Universal Life and Term Life sales, reflecting our product repricing and pivot strategy.

Assurance IQ reported a loss, on an adjusted operating income basis, of $55 million in the current quarter, compared to a loss of $30 million in the year-ago quarter. This reflects a 47% increase in revenues that were more than offset by increased expenses to support business growth.
International Businesses
International Businesses, consisting of Life Planner and Gibraltar Life & Other, reported adjusted operating income of $887 million for the third quarter of 2021, compared to $775 million in the year-ago quarter. This increase reflects business growth, higher net investment spread results, lower expenses, and higher earnings from joint venture investments, partially offset by less favorable underwriting results driven by COVID-19.
Life Planner:
•Reported adjusted operating income of $475 million in the current quarter, compared to $414 million in the year-ago quarter. This increase reflects business growth and higher net investment spread results, partially offset by less favorable underwriting results driven by COVID-19.

•Constant dollar basis sales of $248 million in the current quarter decreased 37% from the year-ago quarter. This was primarily driven by higher sales in Japan ahead of USD-denominated product repricing in the year-ago quarter.

Gibraltar Life & Other:
•Reported adjusted operating income of $412 million in the current quarter, compared to $361 million in the year-ago quarter. This increase reflects higher earnings from joint venture investments, lower expenses, and higher net investment spread results, partially offset by less favorable underwriting results driven by COVID-19.

•Constant dollar basis sales of $271 million in the current quarter decreased 34% from the year-ago quarter. This was primarily driven by higher sales in Japan ahead of USD-denominated product repricing in the year-ago quarter.
Corporate & Other
Corporate & Other reported a loss, on an adjusted operating income basis, of $460 million for the third quarter of 2021, compared to a loss of $493 million in the year-ago quarter. This lower loss reflects higher income from pension and other employee benefit plans, lower interest expense, and higher net investment income, partially offset by higher expenses, primarily driven by costs related to the early extinguishment of debt.
NET INCOME
Net income in the current quarter included $199 million of pre-tax losses related to market experience updates, $98 million of pre-tax net realized investment gains and related charges and adjustments, including $17 million of impairment and credit-related losses, and $75 million of pre-tax net gains from divested and run-off businesses.
Net income for the year-ago quarter included $134 million of pre-tax losses related to market experience updates, $75 million of pre-tax net losses from divested and run-off businesses, and $167 million of pre-tax net realized investment gains and related charges and adjustments, including $13 million of impairment and credit-related losses.

FORWARD-LOOKING STATEMENTS AND NON-GAAP MEASURES(2)
Certain of the statements included in this release, including those regarding our transformation strategy, our cost savings program, the planned sale of our Full Service business and a portion of our traditional variable annuities business, our plans relating to capital deployment, investing in growth and returning cash to shareholders, and our plan to achieve net zero emissions across our global home office operations by 2050, and other business strategies constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. Prudential Financial, Inc.’s actual results may differ, possibly materially, from expectations or estimates reflected in such forward-looking statements. Certain important factors that could cause actual results to differ, possibly materially,
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Prudential Financial, Inc. Third Quarter 2021 Earnings Release	Page 4
from expectations or estimates reflected in such forward-looking statements can be found in the “Risk Factors” and “Forward-Looking Statements” sections included in Prudential Financial, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Statements regarding our transformation strategy, our cost savings program, the planned sale of a portion of our traditional variable annuities business, our plans relating to capital deployment, reducing leverage and investing in growth, and our plan to become a more sustainable company, and other business strategies are subject to the risk that we will be unable to execute our strategy because of market or competitive conditions or other factors, including the impact of the COVID-19 pandemic. Prudential Financial, Inc. does not undertake to update any particular forward-looking statement included in this document.

Consolidated adjusted operating income and adjusted book value are non-GAAP measures. Reconciliations to the most directly comparable GAAP measures are included in this release.
We believe that our use of these non-GAAP measures helps investors understand and evaluate the Company’s performance and financial position. The presentation of adjusted operating income as we measure it for management purposes enhances the understanding of the results of operations by highlighting the results from ongoing operations and the underlying profitability of our businesses. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of the items described below. Adjusted book value augments the understanding of our financial position by providing a measure of net worth that is primarily attributable to our business operations separate from the portion that is affected by capital and currency market conditions, and by isolating the accounting impact associated with insurance liabilities that are generally not marked to market and the supporting investments that are marked to market through accumulated other comprehensive income under GAAP. However, these non-GAAP measures are not substitutes for income and equity determined in accordance with GAAP, and the adjustments made to derive these measures are important to an understanding of our overall results of operations and financial position. The schedules accompanying this release provide reconciliations of non-GAAP measures with the corresponding measures calculated using GAAP. Additional historic information relating to our financial performance is located on our website at www.investor.prudential.com.
EARNINGS CONFERENCE CALL
Members of Prudential’s senior management will host a conference call on Wednesday, November 3, 2021, at 11:00 a.m. ET to discuss with the investment community the company’s third quarter results. The conference call will be broadcast live over the Company’s Investor Relations website at investor.prudential.com. Please log on 15 minutes early in the event necessary software needs to be downloaded. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in the Q&A by dialing one of the following numbers: (877) 407-8293 (domestic) or (201) 689-8349 (international). All others may join the conference call in listen-only mode by dialing one of the above numbers. A replay will remain on the Investor Relations website through November 17. To access a replay via phone starting at 3:00 p.m. ET on November 3 through November 17 dial (877) 660-6853 (domestic) or (201) 612-7415 (international) and use replay code 13722927.

(1)Highly Liquid Assets:
Highly liquid assets predominantly include cash, short-term investments, U.S. Treasury securities, obligations of other U.S. government authorities and agencies, and/or foreign government bonds.

(2)Description of Non-GAAP Measures:
Adjusted operating income is a non-GAAP measure used by the Company to evaluate segment performance and to allocate resources. Adjusted operating income excludes “Realized investment gains (losses), net,” as adjusted, and related charges and adjustments. A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses. Impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to our discretion and influenced by market opportunities as well as our tax and capital profile.

Realized investment gains (losses) within certain businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Adjusted operating income generally excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of an asset-liability management program related to the risk of those products. Adjusted
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Prudential Financial, Inc. Third Quarter 2021 Earnings Release	Page 5
operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are designated as trading. Adjusted operating income also excludes investment gains and losses on assets supporting experience-rated contractholder liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values are expected to ultimately accrue to contractholders. Additionally, adjusted operating income excludes the changes in fair value of equity securities that are recorded in net income.

Adjusted operating income excludes market experience updates, reflecting the immediate impacts in current period results from changes in current market conditions on estimates of profitability, which we believe enhances the understanding of underlying performance trends. Adjusted operating income also excludes the results of Divested and Run-off Businesses, which are not relevant to our ongoing operations and discontinued operations and earnings attributable to noncontrolling interests, each of which is presented as a separate component of net income under GAAP. Additionally, adjusted operating income excludes other items, such as certain components of the consideration for acquisitions, which are recognized as compensation expense over the requisite service periods, as well as changes in the fair value of contingent consideration. Earnings attributable to noncontrolling interests is presented as a separate component of net income under GAAP and excluded from adjusted operating income. The tax effect associated with pre-tax adjusted operating income is based on applicable IRS and foreign tax regulations inclusive of pertinent adjustments.

Adjusted operating income does not equate to “Net income” as determined in accordance with U.S. GAAP. Adjusted operating income is not a substitute for income determined in accordance with U.S. GAAP, and our definition of adjusted operating income may differ from that used by other companies. The items above are important to an understanding of our overall results of operations. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability of our businesses. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of the items described above.

Adjusted book value is calculated as total equity (GAAP book value) excluding accumulated other comprehensive income (loss) and the cumulative effect of foreign currency exchange rate remeasurements and currency translation adjustments corresponding to realized investment gains and losses. These items are excluded in order to highlight the book value attributable to our core business operations separate from the portion attributable to external and potentially volatile capital and currency market conditions.

Prudential Financial, Inc. (NYSE: PRU), a global financial services leader and premier active global investment manager with more than $1.5 trillion in assets under management as of September 30, 2021, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees help to make lives better by creating financial opportunity for more people. Prudential’s iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit news.prudential.com.

MEDIA CONTACT: Bill Launder, (973) 802-8760, bill.launder@prudential.com

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Financial Highlights
(in millions, unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2021	2020	2021	2020
Adjusted operating income (loss) before income taxes (1):
PGIM	$327	$370	$1,293	$858
U.S. Businesses	1,090	848	2,980	1,909
International Businesses	887	775	2,561	2,162
Corporate and Other	(460)	(493)	(1,118)	(1,446)
Total adjusted operating income before income taxes	$1,844	$1,500	$5,716	$3,483
Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	$98	$167	$1,511	$(3,111)
Market experience updates	(199)	(134)	330	(1,016)
Divested and Run-off Businesses:
Closed Block division	27	8	92	(15)
Other Divested and Run-off Businesses	48	(83)	432	(567)
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	(3)	1	(53)	(62)
Other adjustments (2)	(9)	(12)	(35)	65
Total reconciling items, before income taxes	(38)	(53)	2,277	(4,706)
Income (loss) before income taxes and equity in earnings of operating joint ventures	$1,806	$1,447	$7,993	$(1,223)
Income Statement Data:
Net income (loss) attributable to Prudential Financial, Inc.	$1,530	$1,487	$6,516	$(1,193)
Income attributable to noncontrolling interests	35	20	36	25
Net income (loss)	1,565	1,507	6,552	(1,168)
Less: Earnings attributable to noncontrolling interests	35	20	36	25
Income (loss) attributable to Prudential Financial, Inc.	1,530	1,487	6,516	(1,193)
Less: Equity in earnings of operating joint ventures, net of taxes and earnings attributable to noncontrolling interests	(17)	(10)	27	37
Income (loss) (after-tax) before equity in earnings of operating joint ventures	1,547	1,497	6,489	(1,230)
Less: Total reconciling items, before income taxes	(38)	(53)	2,277	(4,706)
Less: Income taxes, not applicable to adjusted operating income	(98)	(312)	333	(693)
Total reconciling items, after income taxes	60	259	1,944	(4,013)
After-tax adjusted operating income (1)	1,487	1,238	4,545	2,783
Income taxes, applicable to adjusted operating income	357	262	1,171	700
Adjusted operating income before income taxes (1)	$1,844	$1,500	$5,716	$3,483

See footnotes on last page.

Financial Highlights
(in millions, except per share data, unaudited)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2021	2020	2021	2020
Earnings per share of Common Stock (diluted):
Net income (loss) attributable to Prudential Financial, Inc.	$3.90	$3.70	$16.32	$(3.06)
Less: Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	0.25	0.42	3.84	(7.82)
Market experience updates	(0.51)	(0.34)	0.84	(2.56)
Divested and Run-off Businesses:
Closed Block division	0.07	0.02	0.23	(0.04)
Other Divested and Run-off Businesses	0.12	(0.21)	1.10	(1.43)
Difference in earnings allocated to participating unvested share-based payment awards	—	(0.01)	(0.07)	0.05
Other adjustments (2)	(0.02)	(0.03)	(0.09)	0.16
Total reconciling items, before income taxes	(0.09)	(0.15)	5.85	(11.64)
Less: Income taxes, not applicable to adjusted operating income	(0.21)	(0.77)	0.91	(1.67)
Total reconciling items, after income taxes	0.12	0.62	4.94	(9.97)
After-tax adjusted operating income	$3.78	$3.08	$11.38	$6.91
Weighted average number of outstanding common shares (basic)	383.8	395.3	390.4	395.6
Weighted average number of outstanding common shares (diluted)	386.8	397.1	393.2	397.6
For earnings per share of Common Stock calculation:
Net income (loss) attributable to Prudential Financial, Inc.	$1,530	$1,487	$6,516	$(1,193)
Less: Earnings allocated to participating unvested share-based payment awards	23	18	98	16
Net income (loss) attributable to Prudential Financial, Inc. for earnings per share of Common Stock calculation	$1,507	$1,469	$6,418	$(1,209)
After-tax adjusted operating income (1)	$1,487	$1,238	$4,545	$2,783
Less: Earnings allocated to participating unvested share-based payment awards	23	15	69	34
After-tax adjusted operating income for earnings per share of Common Stock calculation (1)	$1,464	$1,223	$4,476	$2,749
Prudential Financial, Inc. Equity (as of end of period):
GAAP book value (total PFI equity) at end of period	$61,887	$66,217
Less: Accumulated other comprehensive income (AOCI)	21,836	30,001
GAAP book value excluding AOCI	40,051	36,216
Less: Cumulative effect of foreign exchange rate remeasurement and currency
translation adjustments corresponding to realized gains/losses	(1,205)	(1,482)
Adjusted book value	41,256	37,698
End of period number of common shares (diluted)	386.1	399.5
GAAP book value per common share - diluted	160.29	165.75
GAAP book value excluding AOCI per share - diluted	103.73	90.65
Adjusted book value per common share - diluted	106.85	94.36

See footnotes on last page.

Financial Highlights
(in millions, or as otherwise noted, unaudited)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2021	2020	2021	2020
PGIM:
PGIM:
Assets Managed by PGIM (in billions, as of end of period):
Institutional customers	$625.3	$591.0
Retail customers	395.4	343.0
General account	493.2	509.1
Total PGIM	$1,513.9	$1,443.1
Institutional Customers - Assets Under Management (in billions):
Gross additions, other than money market	$14.0	$15.9	$58.2	$51.5
Net additions, other than money market	$0.7	$2.0	$7.4	$0.5
Retail Customers - Assets Under Management (in billions):
Gross additions, other than money market	$16.9	$22.2	$65.8	$70.4
Net additions (withdrawals), other than money market	$(0.4)	$5.3	$3.7	$13.4
U.S. Businesses:
Retirement:
Institutional Investment Products:
Gross additions	$8,045	$2,780	$18,466	$14,218
Net additions (withdrawals)	$3,499	$(1,409)	$2,534	$992
Total account value at end of period	$246,068	$234,696
Group Insurance:
Group Insurance Annualized New Business Premiums (3):
Group life	$51	$46	$242	$227
Group disability	17	17	172	143
Total	$68	$63	$414	$370
Individual Annuities:
Fixed and Variable Annuity Sales and Account Values:
Gross sales	$1,500	$1,562	$5,048	$4,835
Sales, net of full surrenders and death benefits	$(1,073)	$(249)	$(2,700)	$(905)
Total account value at end of period	$178,678	$164,198
Individual Life:
Individual Life Insurance Annualized New Business Premiums (3):
Term life	$26	$34	$91	$114
Guaranteed universal life	5	20	35	83
Other universal life	14	20	45	73
Variable life	144	98	402	273
Total	$189	$172	$573	$543
International Businesses:
International Businesses:
International Businesses Annualized New Business Premiums (3)(4):
Actual exchange rate basis	$504	$788	$1,502	$1,750
Constant exchange rate basis	$519	$801	$1,544	$1,778

See footnotes on last page.

Financial Highlights
(in billions, as of end of period, unaudited)

	September 30
	2021	2020
Assets and Assets Under Management and Administration:
Total assets	$932.6	$911.6
Assets under management (at fair market value):
PGIM	$1,513.9	$1,443.1
U.S. Businesses (5)	160.0	159.8
International Businesses	12.1	12.7
Corporate and Other (5)	40.6	32.5
Total assets under management	1,726.6	1,648.1
Assets under administration	372.4	306.1
Total assets under management and administration	$2,099.0	$1,954.2

See footnotes on last page.

(1)	Adjusted operating income is a non-GAAP measure of performance. See FORWARD-LOOKING STATEMENTS AND NON-GAAP MEASURES within the earnings release for additional information. Adjusted operating income, when presented at the segment level, is also a segment performance measure. This segment performance measure, while not a traditional U.S. GAAP measure, is required to be disclosed by U.S. GAAP in accordance with FASB Accounting Standard Codification (ASC) 280 – Segment Reporting. When presented by segment, we have prepared the reconciliation of adjusted operating income to the corresponding consolidated U.S. GAAP total in accordance with the disclosure requirements as articulated in ASC 280.

(2)	Represents adjustments not included in the above reconciling items. Also includes certain components of consideration for business acquisitions, which are recognized as compensation expense over the requisite service periods, as well as changes in the fair value of the associated contingent consideration.

(3)	Premiums from new sales are expected to be collected over a one-year period. Group insurance annualized new business premiums exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers' Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance annualized new business premiums include premiums from the takeover of claim liabilities. Excess (unscheduled) and single premium business for the Company's domestic individual life and international operations are included in annualized new business premiums based on a 10% credit.

(4)	Actual amounts reflect the impact of currency fluctuations. Constant amounts reflect foreign denominated activity translated to U.S. dollars at uniform exchange rates for all periods presented, including Japanese yen 103 per U.S. dollar. U.S. dollar-denominated activity is included based on the amounts as transacted in U.S. dollars.

(5)	Prior period amounts have been reclassified to conform to current period presentation.